Exhibit 99


                                  NEWS RELEASE


Donald P. Weinzapfel
Chairman of the Board &                             FOR IMMEDIATE RELEASE
Chief Executive Officer                               December 23, 1999


Permanent Bancorp, Inc.                             FOR FURTHER INFORMATION
101 S.E. Third Street                                   Don Weinzapfel
Evansville, IN 47708                                   (812) 437-2256
(812) 437-BANK



                             PERMANENT BANCORP INC.
                           DECLARES QUARTERLY DIVIDEND


         EVANSVILLE, INDIANA (NASDAQ: "PERM"), Permanent Bancorp., Inc., the parent company of Permanent Federal Savings Bank, has announced that it has declared a regular quarterly cash dividend of $0.07 per share. The cash dividend will be payable on or about January 21, 2000 to stockholders of record on December 31, 1999. At September 30, 1999 the Company had assets of $502 million and stockholders' equity of $40.8 million. The Company's stock is quoted on the NASDAQ National Market under the ticker symbol "PERM". The Corporation's stock traded at $17.75 per share as of December 22, 1999. This quarterly dividend is the nineteenth consecutive quarterly dividend to be paid by the Company.

         The Company provides services and products through Permanent Federal Savings Bank. In addition to the nine Evansville locations, the Bank has branches in the communities of Newburgh, Jasper, Oakland City and Fort Branch, Indiana. Through the Bank's subsidiary, Perma Service Corp., the bank offers investment products through INVEST Financial Corporation as well as annuities and credit insurance products through its partnership in Family Financial Life Insurance Company. Perma Service Corp. also owns and operates Permanent Insurance Agency, a full service insurance agency in Evansville.


                           FORWARD-LOOKING STATEMENTS

         The Company may from time to time make "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission (the "SEC"), in its reports to shareholders and in other communications by the Company, which are made in good faith by the Company and the Banks pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         These forward-looking statements include statements with respect to the Company's beliefs, expectations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to changes based on various factors (some of which are beyond the Company's control). Those risks and uncertainties could cause the Company's financial performance to differ materially from expectations, estimates, and intentions expressed in such forward-looking statements.

         The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.



                                       End